Exhibit 1.1

October 17, 2025

Willow Lane Acquisition Corp.

250 West 57th Street, Suite 415

New York, NY 10107

Re: Amendment to the Underwriting Agreement dated as of November 7, 2024

Ladies and Gentlemen:

On November 7, 2024, Willow Lane Acquisition Corp., a Cayman Islands exempted company (the “Company”), and BTIG, LLC (“BTIG” or the “Representative”), as the representative of the Underwriters, entered into that certain underwriting agreement (the “Underwriting Agreement”), relating to an underwritten initial public offering (the “IPO”) of 12,650,000 units of the Company (“Units”) (including Units sold pursuant to the to the full exercise of the Underwriters’ over-allotment option) at $10.00 per Unit, with each Unit consisting of one Ordinary Share and one-half of one Warrant, resulting in gross proceeds of $126,500,000. Capitalized terms used herein but not defined in context are defined in the Underwriting Agreement.

Pursuant to Section 9.3 of the Underwriting Agreement, the Company desires to amend the Underwriting Agreement by executing this amendment (the “Amendment”) as set forth below.

The parties hereby agree that Section 1.3 of the Underwriting Agreement is hereby amended in its entirety to read as follows:

1.3 Deferred Underwriting Commission. The Representative agrees that 3.5% of the gross proceeds from the sale of the Firm Units ($3,850,000) and the Option Units (up to $577,500), if any (collectively, the “Deferred Underwriting Commission”), will be deposited and held in the Trust Account and payable directly from the Trust Account, without accrued interest, to the Representative for its own account upon occurrence of the Specified Event. The Representative and the Company further agree that the amount of Deferred Underwriting Commission payable to the Underwriters under the terms of this Section 1.3 shall be comprised of the following components: (i) a gross spread of 2.25% of the gross proceeds of the Offering ($2,846,250, assuming the Underwriters’ over-allotment option is exercised in full) which shall be paid to the Underwriters in cash, (ii) a gross spread of up to 0.75% of the gross proceeds of the Offering ($948,750, assuming the Underwriters’ over-allotment option is exercised in full) shall be paid to the Underwriters in cash, such amount (the “Trust Account Portion”) to be determined pursuant to the formula set forth in Section 1.3.1. below and (iii) a gross spread of 0.5% of the gross proceeds of the Offering ($632,500, assuming the Underwriters’ over-allotment option is exercised in full) (the “Allocable Amount”) shall be paid to the Representative in cash, provided that, after completion of the Offering, the Sponsor or the Company shall have the right to allocate (in their sole discretion) any portion of the Allocable Amount to pay for expenses incurred by the Company in consummating the Business Combination.

1.3.1. The Trust Account Portion shall be determined by multiplying the gross proceeds of the Offering by (i) a fraction, the numerator of which is the number of shares sold in the Offering (the “Public Shares”) outstanding immediately prior to the consummation of the Business Combination, net of any Public Shares that have been submitted for redemption by public shareholders who have properly exercised their redemption rights and net of any Public Shares held by public shareholders that have entered into forward purchase agreements or other arrangements whereby the Company has a contractual obligation to repurchase such shares after closing of the Business Combination, and the denominator of which is the number of Public Shares outstanding at the closing of the Proposed Offering and (ii) 0.75%.

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1.3.2. In the event that the Company is unable to consummate a Business Combination and Continental, as the trustee of the Trust Account (in this context, the “Trustee”), commences liquidation of the Trust Account as provided in the Trust Agreement, the Representative, on behalf of itself and the Underwriters, agrees that (i) the Underwriters shall forfeit any rights or claims to the Deferred Underwriting Commission, including any accrued interest thereon; and (ii) the Deferred Underwriting Commission, together with all other amounts on deposit in the Trust Account, shall be distributed on a pro rata basis among the Public Shareholders. The Representative shall have the right to agree to any further modifications to the Deferred Underwriting Commission on behalf of the Underwriters and any decisions relating to such modifications shall be made exclusively by the Representative on behalf of the Underwriters. For the avoidance of doubt, the obligations of each Underwriter under this Agreement shall be fully satisfied upon the payment of the purchase price for the Public Securities purchased by such Underwriter on the Closing Date or Option Closing Date without any further conditions. Notwithstanding anything to the contrary in this Agreement, each Underwriter may at any time prior to the Specified Event and in its sole and absolute discretion, by written notice to the Company, elect to forfeit all or any part of any right or claim to its Deferred Underwriting Commission, in which case the Company agrees to instruct the Trustee not to pay such Underwriter its Deferred Underwriting Commission upon the occurrence of the Specified Event. For the avoidance of doubt, any such election by an Underwriter shall be without prejudice to any right or claim of any other Underwriter to its respective portion of the Deferred Underwriting Commission or to any other right such Underwriter may have under this Agreement. The Representative on behalf of itself and the Underwriters further agrees that the Deferred Underwriting Commission will be based on and paid out of funds available in the Trust Account after payments made out of the Trust Account to honor redemption rights of the Public Shareholders.

This amendment supersedes all prior agreements, oral or written, between the parties hereto, solely with respect to the subject matter of the sections of the Underwriting Agreement covered by the terms of this amendment, but not with respect to any other matters. The Underwriting Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of the parties under the Underwriting Agreement, as in effect prior to the date hereof. This Amendment may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

This Amendment shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

This Amendment shall be binding on the undersigned and such person’s respective successors, heirs, personal representatives and assigns. This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” signed,” “signature” and words of like import in the Underwriting Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf’, “tif’ or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Signature Page Follows]

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If the foregoing correctly sets forth the understanding between the Representative and the Company, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.

WILLOW LANE ACQUISITION CORP.

/s/ B. Luke Weil
Name:	B. Luke Weil
Title:	Chief Executive Officer

BTIG, LLC

/s/ Edward Kovary Jr.
Name:	Edward Kovary Jr.
Title:	Head of SPAC Capital Markets

[Signature Page to Amendment to Underwriting Agreement]